                               Brown & Wood LLP
                            One World Trade Center
                           New York, New York 10048



                                     January 27, 1998


Corporate High Yield Fund III, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536


Dear Sirs:

         This opinion is furnished in connection with the registration by Corporate High Yield Fund III, Inc., a Maryland corporation (the "Fund"), of shares of common stock, par value $.01 per share (the "Shares"), under the Securities Act of 1933, as amended, pursuant to a registration statement on Form N-2 (File No. 333-40419), as amended (the "Registration Statement"), in the amounts set forth under "Amount Being Registered" on the facing page of the Registration Statement.
         As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation, as amended, of the Fund, the By-Laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.
         Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                                         Very truly yours,



                                         /s/ Brown & Wood LLP